Filed Pursuant to Rule 433
Registration No: 333-134553

Lehman Brothers Holdings Inc.

7.00% Notes due September 27, 2027

Issuer:	Lehman Brothers Holdings Inc.

Ratings:	A1 (Moody’s)/A+ (S&P)/AA– (Fitch)

Principal Amount:	$1,000,000,000

Security Type:	Senior Medium Term Notes

Legal Format:	SEC Registered

Settlement Date:	September 26, 2007 (T+5)

Maturity Date:	September 27, 2027

Issue Price:	99.808%

Coupon:	7.00%

Benchmark Treasury:	4.75% due February 15, 2037

Spread to Benchmark Treasury:	Plus 220 basis points (2.20%)

All-in Yield:	7.018%

Interest Payment Dates:	Semi-annually on March 27 and September 27, commencing on March 27, 2008

Denominations:	$1,000

CUSIP/ISIN:	52517P5Y3/ US52517P5Y38

Underwriters:

Lehman Brothers (86%) (bookrunner)
ANZ Securities, Inc (1%)
BBVA Securities, Inc. (1%)
Cabrera Capital Markets, LLC (1%)
Citi (1%)
Daiwa Securities SMBC Europe (1%)
DZ Financial Markets (1%)
Harris Nesbitt (1%)
Mellon Financial Markets, LLC (1%)
Mizuho Securities USA Inc. (1%)
Scotia Capital (1%)
Sovereign Securities Corporation, Inc.(1%)
SunTrust Robinson Humphrey (1%)
Utendahl Capital Partners, L.P. (1%)
Wells Fargo Securities (1%)

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc. by calling 1-888-603-5847.